Exhibit 99.1

15245 Shady Grove Road Suite 470 Rockville, MD 20850 301.208.9191

May 13, 2013

Dear Shareholder:

We would like to update you on developments at RegeneRx over the past twelve months and advise you on our refined strategy for the coming year. Despite our difficulty in raising capital in a tough financial market for microcap biopharmaceutical companies, we have accomplished several important goals. Over the past six months several members of management and the board of directors, as well as one affiliated and two independent shareholders, agreed to provide limited capital via convertible debt instruments that was critical in allowing us to continue operations and protect our key assets.

During this period, we closely evaluated our intellectual property (IP) portfolio and continued filing and maintaining the most important patents and patent applications in countries of strategic value, while abandoning those that were not considered critical to our product development strategy. This resulted in a significant reduction of IP-related expenses. Nonetheless, we continued to protect our Tβ4 programs by pursuing patents and licenses that we believe will cover our technology well into the future. In that regard, we were issued several cardiac- and ophthalmic-related patents that extend protection into 2026, as well as others that have been filed that would be protective until 2027 and 2031. In the neurology field, we filed patents that, if issued, will cover the use of Tβ4 and Tβ4-related products for similar periods. These include patent applications under two licenses from the Henry Ford Hospital System in Detroit covering central and peripheral nervous system indications, as well as two others filed by RegeneRx. The value of the patents that have issued, as well as those we believe will issue, is that they should extend our proprietary position well beyond the original NIH patent that expires in 2019. Since we have independent patents and applications that we believe would extend the scope and exclusivity of our product portfolio until 2031, we will continue to periodically evaluate the need to maintain the NIH license with its minimum annual royalties and other potential fees.

Our business strategy calls for an “outsourced” business model designed to support development of Tβ4-related products with minimal infrastructure and, therefore, we are fortunate to have relatively limited overhead to support during difficult financial times. As disclosed in our public filings, we have only a few employees and consultants who spend a significant amount of time working on our projects. Our board of directors is actively engaged, meets regularly, and thoroughly discusses each and every initiative that comes before it. We have been able to continue moving forward, albeit not as fast as we would like, with relatively minimal costs but with tangible results. One important milestone during this period has been the completion of several, toxicology and pharmacokinetic studies with Tβ4, funded by a $3 million grant from the NIH specifically aimed at non-clinical work to support our cardiac product candidate. The work performed under the grant has been successfully completed and has allowed us to produce a large body of data that will support our, or a partner’s, continued development of RGN-352 (Tβ4 administered by intravenous [I.V.] injection) in the field of cardiology. Further, these non-clinical toxicology studies also generated data to address toxicology parameters requested by the FDA’s Division of Neurology Products at a pre-IND meeting. As expected, there were no observed toxicities in any of the studies. Therefore, while having substantially advanced the non-clinical development of RGN-352 in the cardiology field, we also feel RGN-352 is now ready for clinical development in the neurology field once a partner is secured.

During the past year we spent a substantial effort on strategic and financial partnerships. Strategic partnerships are never easy and often take many months, if not years, to complete. The tendency is for prospective partners to want later stage clinical data or multiple independent product candidates to address risk mitigation. Nonetheless, we completed a strategic partnership with Lee’s Pharmaceuticals in Hong Kong (HK) for territories that include HK, China, Macau and Taiwan. As previously reported, this strategic partnership includes milestone and royalty payments on commercial sales. Lee’s is a fast-growing, successful pharmaceutical company that, we believe, will develop at least one of our product candidates within their licensed territories. We expect the first opportunity will be a product for dry eye, which is an expanding market opportunity in China due to the country’s rapid urban growth and industrialization.

We are also engaged in discussions with several companies ranging from small biotech to large pharmaceutical companies pertaining to licenses for cardiology, neurology and ophthalmology indications. Some of these discussions are preliminary and some are in later stages. There are additional companies that have declined to engage in discussions at this time but have said they are watching our clinical programs closely and, if we have additional clinical success, they would be interested in engaging. Obviously, we cannot guarantee when or if any of these discussions will culminate in a strategic partnership.

From a financial perspective, last year we retained two small investment banking firms to represent us in an effort to secure a financial sponsor to support a large Phase 2b study in dry eye syndrome in the U.S., and evaluate potential merger opportunities and other combinations. We have not been successful in raising the targeted $5 million in capital primarily due to our low market capitalization, as well as the lack of interest by investors in investing in a single Phase 2b clinical trial with a simple binary outcome, i.e., either a positive or negative outcome. Merger discussions are by nature complex, time consuming, and must match compatible or synergistic technologies while addressing the valuations of respective merger candidates, which may be skewed by market capitalization, announcements, or perception. However, we continue to evaluate possible mergers as well as other opportunities.

As a result of our financial and strategic discussions over the past year, we have refined our forward-looking strategy to leverage our existing resources into what we believe to be a creative and potentially value-driven path through 2014. There are three potential clinical opportunities that we feel may provide important results during 2014 that we can support with relatively limited financial resources and our existing infrastructure, the results of any one of which could be an important clinical milestone for us and open or re-open doors for potential strategic and financial partners:

1.	Doctors at Wayne State University and Beaumont Hospital in Detroit, who conducted an encouraging Phase 2 clinical trial in patients with severe dry eye that we reported last year, have proposed to conduct a larger physician-sponsored Phase 2b trial to confirm their prior results that showed statistically significant improvements in patients’ dry eye signs and symptoms. This trial would require RegeneRx to manufacture RGN-259 eye drops and advise on certain regulatory and protocol matters. We believe that positive confirmation of their earlier results would be extremely important to development of our product candidate for this underserved market and attract major ophthalmic companies;

2.	Based upon our successful completion of a Phase 1 clinical trial with RGN-352 using an I.V. formulation in healthy volunteers, a pediatric cardiologist at a major hospital center in Texas has proposed to conduct a small physician-sponsored pilot study with RGN-352 to treat newborns with severe congenital heart abnormalities, such as ventricular septal and atrioventricular canal defects and other malformations that require immediate major surgeries. The rationale for using RGN-352 is based on the drug candidate’s cardioprotective properties, and its ability to reduce inflammation and improve cardiac function, as reported in numerous scientific journals. This would theoretically limit reperfusion damage and improve performance of the newborn’s heart and ultimately extend survival, post-surgery. As an orphan indication, if successful, it could enable us to move quickly into development of an orphan drug for this use. Moreover, the surgeon has received a grant to cover the costs of the patient and hospital component of study and would require RegeneRx’s support in the development of the clinical protocol, preparation of the physician-sponsored IND, and the production of RGN-352 for the study;

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3.	Lee’s Pharmaceuticals, a licensee of RegeneRx, is planning to file its initial IND to develop RGN-259 in China for dry eye syndrome. We have provided Lee’s with our FDA clinical and non-clinical dossier for the submission, manufacturing and protocol development insights, as well as limited amounts of Tβ4, and will continue to work closely with Lee’s as needed on this project. We anticipate that the clinical protocol in China will be designed and conducted in accordance with U.S. FDA’s regulations so that positive data resulting from the trial will be accepted by the agency.

While the plans associated with the respective clinical trials are not finalized, we believe that RegeneRx’s support of the trials would be prudent utilization of our resources and funds. We believe this effort can be accomplished with capital of approximately $2 million, some of which could come from fees associated with out-licensing transactions if occurring within the next twelve months. The use of proceeds would be primarily for drug product in the case of the two U.S. studies, as well as time and consultation by RegeneRx staff, maintaining existing operations such as patent prosecution and maintenance, negotiations with prospective strategic partners, evaluation of any financial or grant opportunities that become available, and maintaining SEC compliance through the end of 2014. We believe data from these studies should be obtained in 2014, and also believe that positive results in any one of the three trials could have a significant effect on the future success of RegeneRx. Therefore, our primary focus will be to leverage our existing resources and capabilities to raise the capital to support this approach and provide as much potential value as possible to our stockholders with the least amount of dilution.

It is important to note that we will need a portion of the projected capital before the end of the second quarter of 2013. If we are unable to raise any additional capital within this timeframe, as reported in our public filings, we will be forced to further reduce or cease operations, go dormant, sell some or all of our assets, or possibly face bankruptcy.

Please be assured that we are working diligently toward success and appreciate your continue support of RegeneRx, as well as your constructive comments, phone calls, and emails.

Best regards,

J.J. Finkelstein	Allan L. Goldstein, Ph.D.
President & CEO	Chairman and Chief Scientific Advisor

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Forward Looking Statements

Any statements in this shareholder letter that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The proposed clinical trials and costs and resources to support such trials are estimates based upon information obtained and calculated by the Company at this time and are subject to change. Moreover, there is no guarantee any of these trials will be successful or confirm previous clinical results. Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2012, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this shareholder letter represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

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